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                                                                    Exhibit 99.1

          Alexion and CuraGen Establish Drug Target Discovery Alliance


Mark R. Vincent
Director of Corporate Communications
& Investor Relations
CuraGen Corporation
1-888-GENOMICS
http://www.curagen.com

Cheshire and New Haven, Conn. - March 12, 2002 - Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) and CuraGen Corporation (NASDAQ: CRGN) announced today that the companies have entered into a drug target discovery and validation agreement initially focused in oncology that may be expanded to include additional disease areas. This multi-year agreement will enable each company to leverage the other's respective expertise to discover and validate novel biologic and small molecule targets for use in developing pharmaceutical products.

Under the agreement, CuraGen will apply its integrated functional genomic technologies to identify potential drug targets derived from Alexion supplied research materials, and will retain the rights to potential non-antibody protein therapeutics across all disease areas. Alexion will use its CoALT antibody discovery platform, developed by its wholly owned subsidiary Alexion Antibody Technologies, to validate the targets. Alexion will own the rights to develop and commercialize all antibody and small molecule therapeutics against drug targets across all disease areas. CuraGen is eligible to receive licensing fees, development milestone payments and sales royalties from Alexion on pharmaceutical products stemming from this alliance.

"This drug discovery alliance will provide Alexion with additional validated drug targets, against which Alexion can employ our antibody development technologies, including the CoALT platform," said Dr. Stephen P. Squinto, Executive Vice President and Head of Research at Alexion. "This strategy will accelerate our efforts in oncology and expand the base for our internal drug development operation. CuraGen has a well-deserved reputation for delivering high quality targets, and we are pleased to be working so closely with them in this effort."

"Alexion's respected CoALT platform will complement CuraGen's functional genomic technologies in the discovery and validation of novel drug targets. Alexion scientists will select novel antibody targets to feed their growing antibody therapeutic pipeline, while CuraGen scientists will select novel proteins we would not otherwise identify to enhance our existing protein therapeutics pipeline. We are excited to be working with Alexion's strong scientific team in this drug target discovery and validation effort," stated Christopher K. McLeod, Executive Vice President of CuraGen Corporation.

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and

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autoimmune disorders, inflammation and cancer. Alexion's two lead product candidates, pexelizumab and eculizumab, are currently in eight clinical development programs. Alexion is developing pexelizumab, an antibody fragment, in collaboration with Procter & Gamble Pharmaceuticals. Together the firms have initiated a Phase III clinical study with pexelizumab in cardiopulmonary bypass patients, and are currently conducting two large Phase II studies with pexelizumab in acute myocardial infarction patients. Alexion's other lead product candidate, eculizumab, is being studied in a Phase IIb trial for the treatment of rheumatoid arthritis. Eculizumab is also in Phase II trials for the treatment of membranous nephritis and for lupus nephritis, and in earlier stage clinical trials for the treatment of dermatomyositis and pemphigoid. Additionally, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc., Alexion is engaged in discovering and developing a portfolio of additional antibody therapeutics targeting severe unmet medical needs. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.alexionpharm.com.

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. CuraGen's integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs or inability to move forward to the next Phase of clinical development), the need for additional research and testing, delays in developing or arranging satisfactory manufacturing capability, inability to access capital and funding on a timely basis and on favorable terms, delays in development of or adverse changes in status of commercial relationships, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in larger clinical trials, dependence on Procter & Gamble Pharmaceuticals for performance of development and commercial matters related to pexelizumab, the risk that third parties won't agree to license us on reasonable terms their intellectual property necessary for us to develop and commercialize our products, and a variety of other risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the year ended July 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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This press release may contain forward-looking statements, including statements that CuraGen is advancing its preclinical drug pipeline and that CuraGen will be able to generate novel drug targets for use in developing pharmaceutical products. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties relating to CuraGen's ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations, the actions of competitors, the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for a description of these risks.

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